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Exhibit 5.1

June 11, 2010

SeaBright Holdings, Inc.
1501 4th Avenue
Suite 2600
Seattle, WA  98101

Re:	Shares of Common Stock, $0.01 par value

Ladies and Gentlemen:

We have acted as special counsel to SeaBright Holdings, Inc., a Delaware corporation (the “Registrant”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-8 (the “Registration Statement”) pertaining to the registration of a proposed issuance of up to an aggregate of 433,516 shares (the “Shares”) of the Registrant’s Common Stock, $0.01 par value per share, pursuant to the Registrant’s Amended and Restated 2005 Long-Term Equity Incentive Plan (the “Plan”).

This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including:  (i) the Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Registrant, each as amended to the date hereof; (ii) certain resolutions adopted by the Board of Directors of the Registrant; (iii) the Plan; and (iv) the forms of option agreements and restricted stock award agreements between the Registrant and the employees to be used in connection with the Plan.  In addition, we have made such other investigations as we have deemed necessary to enable us to express the opinion hereinafter set forth.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies.  We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto.  We relied upon statements and representations of officers and other representatives of the Registrant and others as to factual matters.

Hong Kong	London	Los Angeles	Munich	New York	Palo Alto	San Francisco	Shanghai	Washington, D.C.

SeaBright Holdings, Inc. June 11, 2010 Page 2

Based upon and subject to the foregoing, we are of the opinion that when the Shares will have been issued and sold and consideration will have been received therefor by the Registrant in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

Our opinions expressed above are subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

Sincerely,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP